Exhibit 10.11

2005 Performance Criteria
under the
Sears, Roebuck and Co.
Annual Incentive Compensation Plan

     The Compensation Committee of the Registrant’s Board of Directors has approved earnings per share targets as the sole performance criteria for 2005 under the Registrant’s Annual Incentive Compensation Plan for all of the Company’s executive officers except for Ms. Mindy Meads, Executive Vice President of the Registrant and President and Chief Executive Officer of Lands’ End, Inc., for whom the criteria are 50% earnings per share and 50% Lands’ End, Inc.’s pre-tax profit ratio. These performance criteria will be cancelled without any obligation on the part of the Registrant upon effectiveness of the pending business combination transaction between the Registrant and Kmart Holding Corporation.